UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sonic Automotive, Inc. (“Sonic”) entered into an employment agreement with David P. Cosper, which was approved by the Compensation Committee of Sonic’s Board of Directors on February 1, 2006.

Under the terms of the employment agreement, Sonic will employ Mr. Cosper as Executive Vice President, Chief Financial Officer and Treasurer through March 1, 2009, subject to automatic extension for successive one-year periods. The employment agreement sets forth the basic terms of employment, including the initial base salary of $500,000, an annual performance-based cash bonus and participation in Sonic’s benefit programs. Mr. Cosper’s bonus for fiscal year 2006 will be in a minimum amount of $300,000, with a targeted amount of $500,000 depending upon achievement of objective performance goals established by Sonic’s Compensation Committee. The employment agreement provides for an initial grant of 35,000 restricted shares of Sonic’s Class A common stock subject to the achievement of reasonable and objective performance goals to be established by the Compensation Committee. This grant of restricted stock will vest on February 28, 2009 and is subject to forfeiture under certain circumstances, such as termination of employment by Mr. Cosper before February 28, 2009. Mr. Cosper will also be eligible for grants of future equity awards at the sole discretion of the Compensation Committee of Sonic’s Board of Directors. The employment agreement also provides for the reimbursement of reasonable out-of-pocket relocation expenses.

The employment agreement contains restrictive covenants that prohibit, during periods defined in the employment agreement and subject to certain limited exceptions, (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. The employment agreement also provides for severance arrangements in the event Mr. Cosper’s employment is terminated by Sonic other than for cause or if Sonic elects not to renew the employment agreement. Sonic will not, however, be obligated to pay severance if Mr. Cosper violates the restrictive covenants in his employment agreement or if he resigns or elects not to renew the term of his employment agreement. The restrictive covenants generally apply for a period of two years following the later of the termination of the employment agreement for any reason or the termination of Mr. Cosper’s employment with Sonic for any reason. The restrictive covenants limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of Mr. Cosper’s employment with Sonic.

Subject to being appointed by Sonic’s of Board of Directors, Mr. Cosper will begin performing the functions of principal financial officer immediately following the filing of the Annual Report on Form 10-K for the year ended December 31, 2005. Until Mr. Cosper assumes all of the functions of principal financial officer, Greg Young, Sonic’s Vice President and Chief Accounting Officer, will continue to perform the services and duties incident to the position of principal financial officer that he has performed since September 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: February 7, 2006

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